                                SERVICE AGREEMENT

     THIS AGREEMENT is made as of this 22 day of February, 1999 by and between PF ACQUISITION II, INC., a New York corporation with offices at Salem,
Oregon (the "Company") and AGRILINK FOODS, INC., a New York corporation, with offices at 90 Linden Place, Rochester New York ("AFI").

                                   WITNESSETH:

     WHEREAS, the Company has been formed by Pro-Fac Cooperative, Inc. (the sole shareholder of AFI) to acquire substantially all of the frozen food business assets of Agripac, Inc., an Oregon cooperative corporation and debtor and debtor-in-possession, and to engage in processing, production, distribution and sale of frozen vegetables; and

     WHEREAS, the Company has requested and AFI has agreed to provide certain administrative and executive consulting services to the Company, on the terms and conditions set forth below; and

     WHEREAS, the Company and AFI have negotiated and entered into this Agreement on an arms-length basis and with the consent of their respective third party institutional lenders;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. SERVICES TO THE COMPANY. AFI hereby agrees during the term of this agreement to provide to the Company (collectively, the "Services"):

     (a) general selling and administrative services, including by way of example and not limitation, financial, accounting, purchasing, human resources, research and development, agricultural, employee benefits, quality assurance, computer and information systems, order entry, and customer and engineering services, as more fully described in Exhibit 1(a); and

     (b) executive management consulting services and advice as requested from time to time by the Company (provided that the Company shall at all times retain responsibility for and the absolute right to make all policy, business and other decisions); and

     (c) such other services as the parties may, during the term of this Agreement, determine, which shall be set forth in Exhibit 1(a) as amended from time to time by mutual agreement of the parties hereto;

     (d) AFI shall indemnify, defend and hold the Company harmless from and against any claims, liabilities, loss, costs or expense, including reasonable attorney's fees and expenses resulting from AFI's gross negligence or wilful misconduct in its performance pursuant to this Agreement.

     2.    COMPENSATION.

     (a) In consideration for AFI providing such Services, the Company agrees to pay to AFI at the rate of One Million Dollars ($1,000,000) per annum, such amount to be payable monthly in arrears in the amounts set forth in the Table below on the second day of each fiscal month of the Company commencing on March 1, 1999 through and including June 3, 2002, unless this Agreement is earlier terminated as set forth herein.


-----------------------------------------------------------------------------
  Fiscal Monthly Payments Due During Each Fiscal Quarter of the Company
-----------------------------------------------------------------------------
Due for Fiscal Month 1     Due For Fiscal Month 2     Due for Fiscal Month 3
-----------------------------------------------------------------------------
    $96,153.84                  $76,923.08                  $76,923.08
-----------------------------------------------------------------------------


     (b) In addition, for each fiscal year (as herein defined) of the Company, the Company shall pay to AFI an amount equal to 40% of the amount by which the Company's EBITDA (as herein defined) for such fiscal year exceeds $12,000,000 (the "Supplemental Payment"). For purposes of this Agreement, the Company's "fiscal" year shall be the twelve (12) month period ending on the last Saturday of June. The first fiscal year of the Company for purposes of the supplemental payment shall be the fiscal year ending June 24, 2000. In the event of a termination of this Agreement prior to the end of June 2002, other than as a result of a breach by AFI of its obligations hereunder, the Supplemental Payment shall be determined using a ratable portion of $12,000,000 based upon that portion of the current fiscal year that has expired as of the effective date of termination. For purposes of this Agreement "EBITDA" shall mean, for each fiscal year (or portion thereof, as applicable) of the Company, the sum of the amounts for such period of (i) the net income of the Company (calculated in accordance with GAAP), plus (ii) in each case to the extent deducted in determining the Company's net income for such period (and without duplication), (A) the provision for income taxes of the Company based on income and profits of the Company, (B) the amortization expense of the Company, (C) the depreciation expense of the Company, (D) the total interest expense of the Company (including without limitation imputed interest, commissions and similar fees owed with respect to letters of credit and bankers' acceptances, net costs associated with hedging obligations, amortization of financing fees and expenses, the interest portion of deferred payment obligations, amortization of any debt discount or premium, all other non-cash expense, and capitalized interest) and (E) all other non-cash items reducing net income, plus (iii) without duplication, any amounts payable to AFI under subsections (a) and (b) of Section 2 of this Agreement for such fiscal year period (regardless of whether actual cash payment of such amounts is made in such fiscal year period), minus (iv) all non-cash items for such period to the extent such items increased net income for such period. Any amount payable by the Company to AFI under this Section 2(b) shall be paid within 90 days of the end of each such fiscal year.

     (c) To the extent that any payment to AFI is not made in full on or before the date due, interest shall accrue on the unpaid amount until the date of payment in full at a rate equal to the average rate of interest then being paid by the Company to its institutional lenders.

     3. TERM. This Agreement shall remain in effect until the end of the fiscal year of the Company in June 2002, unless extended by further agreement of the Company and AFI; provided, however, that:

     (a) Termination in Event of Company Change in Control. AFI may terminate this Agreement immediately upon a minimum of one hundred eighty (180) days written notice to the Company in the event that any of the common stock of the Company is owned by a person or entity other than Pro-Fac Cooperative, Inc.

     (b)   Partial Termination.  The Services provided under this
Agreement may be terminated in part by mutual agreement of the Company and AFI which shall specify the Services which are being terminated.

     4. ACCESS TO RECORDS. AFI, through its officers, board of directors and independent accountants, shall have free access during normal business hours to all books and records of the Company that AFI may deem necessary or appropriate for the performance of the Services hereunder or for the determination of EBITDA.

     5. NOTICES. Any notice required to be given under this Agreement shall be deemed to have been duly given and effective, when delivered by facsimile, hand or mailed, certified or registered with postage prepaid:

          If to the Company to:    PF Acquisition II, Inc.
                                   325 Patterson Street, N.W.
                                   Salem, Oregon  97304
                                   Attn:  President
                                   Facsimile: (503) 371-5666

          If to AFI to:            Agrilink Foods, Inc.
                                   90 Linden Place
                                   Rochester, NY  14625
                                   Attn:  Dennis M. Mullen, President
                                   Facsimile:  (716) 383-1606

or to such other person or address as a party shall submit to the other party in writing.

     6. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other.

     7. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

     8. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified without the prior written consent of each party.

     9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

     10. RENEGOTIATION. In the event that any statute, law, regulation, rule, order or interpretation renders any provision of this Agreement illegal, the parties hereto agree to use their best efforts to remedy the situation by renegotiating the terms of this Agreement within thirty (30) days after notice to the other party.

     11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              PF ACQUISITION II, INC.

                              By: /s/ Earl L. Powers
                                 ________________________
                                 Earl L. Powers, Vice President

                              AGRILINK FOODS, INC.

                              By: /s/ Earl L. Powers
                                 ------------------------
                                 Earl L. Powers, Chief Financial Officer

                                  Exhibit 1(a)

                         Detailed Description of Services
                                 Additional Services

None as of February 22, 1999.